                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Grollman                          Michael                A
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   (Last)                           (First)             (Middle)

                       4455 East Camelback Road Ste E-160
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                                    (Street)

  Phoenix                              AZ                85018
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


National Scientific Corporation    NSCT
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


     86-0837077
________________________________________________________________________________
4.   Statement for Month/Year


                                     7/2001
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5.   If Amendment, Date of Original (Month/Year)

                                    [mm/yy]
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                              6.
                                                               4.                               5.            Owner-
                                                               Securities Acquired (A) or       Amount of     ship
                                                 3.            Disposed of (D)                  Securities    Form:       7.
                                                 Transaction   (Instr. 3, 4 and 5)              Beneficially  Direct      Nature of
                                    2.           Code          -------------------------------  Owned at End  (D) or      Indirect
1.                                  Transaction  (Instr. 8)                    (A)              of Month      Indirect    Beneficial
Title of Security                   Date         ------------    Amount        or       Price   (Instr. 3     (I)         Ownership
(Instr. 3)                          (mm/dd/yy)    Code     V                   (D)              and 4)        (Instr.4)   (Instr. 4)
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
                                                                                                                          [Nature of
NSCT Common Stock                   07/9/2001      P       V      5000         A       0.74       111,035         D       Ownership]
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                                                                                                              [Enter (D)  [Nature of
[Title of Security]                 [dd/mm/yy]   [Code]   [V]  [dd/mm/yy]  [dd/mm/yy]  [Price]    [Amount]      or (I)]   Ownership]
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                                                                                                              [Enter (D)  [Nature of
[Title of Security]                 [dd/mm/yy]   [Code]   [V]  [dd/mm/yy]  [dd/mm/yy]  [Price]    [Amount]      or (I)]   Ownership]
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                                                                                                              [Enter (D)  [Nature of
[Title of Security]                 [dd/mm/yy]   [Code]   [V]  [dd/mm/yy]  [dd/mm/yy]  [Price]    [Amount]      or (I)]   Ownership]
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              [Enter (D)  [Nature of
[Title of Security]                 [dd/mm/yy]   [Code]   [V]  [dd/mm/yy]  [dd/mm/yy]  [Price]    [Amount]      or (I)]   Ownership]
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                                                                                                              [Enter (D)  [Nature of
[Title of Security]                 [dd/mm/yy]   [Code]   [V]  [dd/mm/yy]  [dd/mm/yy]  [Price]    [Amount]      or (I)]   Ownership]
====================================================================================================================================

                                                                          (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
         2.                                                                                               Deriv-    of
         Conver-                            5.                                 7.                         ative     Deriv-   11.
         sion                               Number of                          Title and Amount           Secur-    ative    Nature
1.       or                                 Derivative       6.                of Underlying     8.       ities     Secur-   of
Title    Exer-             4.               Securities       Date              Securities        Price    Bene-     ity:     In-
of       cise     3.       Trans-           Acquired (A)     Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
Deriv-   Price    Trans-   action           or Disposed      Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
ative    of       action   Code             of (D)           (Month/Day/Year)           Amount   ative    at End    In-      ficial
Secur-   Deriv-   Date     (Instr.          (Instr. 3,       ----------------           or       Secur-   of        direct   Owner-
ity      ative    (Month/  8)               4 and 5)         Date     Expira-           Number   ity      Month     (I)      ship
(Instr.  Secur-   Day/     ---------------  ---------------  Exer-    tion              of       (Instr.  (Instr.   (Instr.  (Instr.
3)       ity      Year)     Code      V      (A)      (D)    cisable  Date      Title   Shares   5)       4)        4)       4)
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
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
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[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
------------------------------------------------------------------------------------------------------------------------------------
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
------------------------------------------------------------------------------------------------------------------------------------
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
------------------------------------------------------------------------------------------------------------------------------------
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
------------------------------------------------------------------------------------------------------------------------------------
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
------------------------------------------------------------------------------------------------------------------------------------
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
------------------------------------------------------------------------------------------------------------------------------------
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
------------------------------------------------------------------------------------------------------------------------------------
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
------------------------------------------------------------------------------------------------------------------------------------
[Title
of
Deriv-                                                                                                                       [Nature
ative                                                                                                                           of
Secur-                                                                                                              [(D) or   Owner-
ity]     [Price]  [Price]  [Price] [Price]  [Price] [Price]  [mm/yy]  [mm/yy]  [Price]  [Price]  [Price]  [Price]    (I)]     ship]
====================================================================================================================================

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


/s/ Michael A Grollman                            [7/9/2001]
-------------------------------            -----------------------
**Signature of Reporting Person                      Date




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